Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(Nasdaq: PACW)

Contact:	Matthew P. Wagner President and CEO
Phone:	310-887-8520

FOR IMMEDIATE RELEASE	April 24, 2019

PACWEST BANCORP ANNOUNCES APPOINTMENT OF MARK T. YUNG AS EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) today announced that on April 12, 2019, Mark T. Yung was appointed as Executive Vice President and Chief Operating Officer of PacWest Bancorp and Pacific Western Bank. Mr. Yung’s employment will commence on May 13, 2019.

“Mark will bring a fresh and experienced perspective to our executive leadership team,” commented Matt Wagner, President and CEO. “In addition to his deep knowledge of venture-backed companies, he has a substantial background in corporate strategy and innovative technology that will prove valuable as we chart our course for continued top-tier operating performance and growth.”

Mr. Yung is co-founder and served as managing principal of OCV Management, LLC, an investor, owner and operator of technology and life science companies based in Los Angeles, since 2016.  Previously, he served as managing director of Orchard Capital Corp. (“Orchard Capital”), a firm he joined in 2006.  Prior to joining Orchard Capital, Mr. Yung served as a senior vice president in the Corporate Strategy and Merger and Acquisitions groups of Citigroup in New York and ABN AMRO in Amsterdam, Netherlands.  Prior to his corporate strategy roles, Mr. Yung served as an investment professional at JPMorgan Partners, where he focused on venture capital, growth equity and buyout transactions in Latin America and served as a board member for various emerging companies in the region. Mr. Yung received a Bachelor of Arts degree from Cornell University and a Master of Business Administration degree from INSEAD.

Mr. Yung has served as an independent director of PacWest Bancorp since 2017 and will remain on the board as an unpaid employee director.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with over $26 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (the “Bank”). The Bank has 74 full-service branches located throughout the state of California and one branch in Durham, North Carolina. Our Community Banking group provides lending and comprehensive deposit and treasury management services to small and medium-sized businesses conducted primarily through our California-based branch offices. We offer additional products and services through our National Lending and Venture Banking groups. National Lending provides asset-based, equipment, real estate and security cash flow loans and treasury management services to established middle market businesses on a national basis. Venture Banking offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in key innovative hubs across the United States. For more information about PacWest Bancorp, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 887-8520